UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 25, 2020

Date of Report (Date of earliest event reported):

IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-38334	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

330 Townsend Street, Suite 234, San Francisco, CA 94107

(Address of principal executive offices and zip code)

(408) 467-1900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IMMR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On June 25, 2020, the Compensation Committee (the “Committee”) of the Board of Directors of Immersion Corporation, a Delaware corporation (the “Company”), exercised its discretion to cancel the Company’s 2020 Executive Incentive Plan (the “Plan”), effective immediately, in connection with the COVID-19 global pandemic and related events. Subject to the terms and conditions of the Plan, Mr. Ramzi Haidamus, the Company’s Chief Executive Officer, Mr. Aaron Akerman, the Company’s Chief Financial Officer, Mr. Mike Okada, the Company’s General Counsel and Senior Vice President, IP Licensing and Legal Affairs, and Mr. Jared Smith, the Company’s Vice President of Worldwide Sales, along with certain other members of the Company’s senior management reporting directly to Mr. Haidamus, were eligible to receive short term cash incentive awards upon the achievement of certain financial goals and business objectives. The Committee reserved its discretion to approve other incentives that align with performance and stockholder interests. In connection with the Committee’s action, (i) Mr. Haidamus waived any entitlement under his employment agreement to receive severance upon a resignation for good reason based upon the cancellation of the Plan, and (ii) the Committee approved the amendment of Mr. Haidamus’s employment agreement to provide that, for purposes of the calculation of his severance benefits under the agreement, his “target bonus” for 2020 will reflect his then-current annual salary (notwithstanding the cancellation of the Plan).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date:	July 1, 2020	By:	/s/ MIKE OKADA
Name: Mike Okada
Title: General Counsel